SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

                                      FORM 8-K

                            C U R R E N T   R E P O R T

                       Pursuant to Section 13 or 15(d) of the
                          Securities Exchange Act of 1934

                                    July 15, 1996
                  Date of Report (Date Of Earliest Event Reported)

                          NORTH FORK BANCORPORATION, INC.
          (Exact Name Of Registrant As Specified In Its Charter)

                                     Delaware
                   (State Or Other Jurisdiction Of Incorporation)

                  0-10280                        36-3154608
          (Commission File Number)      (IRS Employer Identification No.)

                  275 Broad Hollow Road, Melville, New York  11747
                (Address Of Principal Executive Offices) (Zip Code)

                                 (516) 844-1004
                (Registrant's Telephone Number, including Area Code)

                                 Not Applicable
           (Former Name Or Former Address, If Changed Since Last Report)



          ITEM 5.  OTHER EVENTS.

                    On July 15, 1996, North Fork Bancorporation,
          Inc., a Delaware corporation ("North Fork"), announced that it had entered into an Agreement and Plan of Merger, dated as of July 15, 1996 (the "Merger Agreement"), with North Side Savings Bank, a New York-chartered stock form savings bank ("North Side"), pursuant to which a newly formed wholly owned subsidiary savings bank of North Fork will merge with and into North Side (the "Merger"), with North Side thereafter becoming a direct, wholly owned subsidiary of North Fork.

                    Pursuant to the Merger Agreement, each share of common stock, par value $1.00 per share ("North Side
          Common Stock"), of North Side outstanding on the date of the Merger (except for shares of North Side Common
          Stock held by North Side or North Fork or any of their subsidiaries (other than shares of North Side Common
          Stock (i) held directly or indirectly by North Fork or North Side or any of their respective subsidiaries in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties and (ii) held by North Fork or North Side or any of their respective subsidiaries in respect of a debt previously contracted)) will be converted into the right to receive 1.556 shares (the "Exchange Ratio") of common stock, par value $2.50 per share, of North Fork ("North Fork Common Stock"). If the "Average Closing Price" (as defined below) is less than $24.00, North Side may, at its option, terminate the Merger Agreement unless North Fork increases the Exchange Ratio such that the shares of North Fork Common Stock issued in exchange for each share of North Side Common Stock have a value (valued at the Average Closing Price) of at least $37.34. The Average Closing Price is the average closing sales price of North Fork Common Stock on the New York Stock Exchange for the 10 consecutive trading days ending on the 5th business day prior to the date on which approval of the Merger by the Board of Governors of the Federal Reserve Board is obtained, without regard to any requisite waiting period in respect thereof.

                    The shares of North Fork Common Stock issued in the Merger will include the corresponding number of rights attached to such shares pursuant to North Fork's shareholder rights plan. No fractional shares of North Fork Common Stock will be issued in the Merger, and North Side stockholders who otherwise would be entitled to receive a fractional share of North Fork Common Stock will receive a cash payment in lieu thereof.

                    Consummation of the Merger is subject to certain conditions, including, but not limited to, approval of the Merger Agreement by the stockholders of North Side, approval by the stockholders of North Fork of the issuance of shares of North Fork Common Stock to the stockholders of North Side pursuant to the Merger Agreement and the receipt of all required regulatory approvals.

                    Following the Merger, the Board of Directors of North Fork will be expanded by two members and Mr. Thomas
          M. O'Brien, the Chairman, Chief Executive Officer and President of North Side, and an additional director of North Side selected by North Side and reasonably acceptable to North Fork will be appointed to such Board of Directors. Mr. O'Brien is also expected to serve as a Vice Chairman of the Board of Directors.

                    As a condition to the execution and delivery of the Merger Agreement, North Fork and North Side entered into a stock option agreement, dated as of July 15, 1996 (the "Stock Option Agreement"), pursuant to which North Side granted North Fork an option to purchase up to 961,965 shares of North Side Common Stock at a purchase price of $34.75 per share, subject to adjustment. The option will become exercisable upon the occurrence of certain events described therein, none of which has occurred as of the date hereof.

                    A copy of the Merger Agreement and the Stock
          Option Agreement are attached hereto as exhibits and incorporated herein by reference in their entirety. The foregoing summaries of the Merger Agreement and the Stock Option Agreement do not purport to be complete and are qualified in their entirety by reference to such exhibits.

          ITEM 7.  FINANCIAL STATEMENT AND EXHIBITS.

                    (a)  Financial Statements of the Business Acquired.

                         Not applicable.

                    (b)  Pro Forma Financial Information.

                         Not applicable.

                    (c)  Exhibits

                    The following Exhibits are filed with this Current Report on Form 8-K:

          Exhibit
          Number                   Description

            2.1 Agreement and Plan of Merger, dated as of July 15, 1996, among North Fork
                         Bancorporation, Inc., a New York-chartered savings bank to be formed as a wholly owned subsidiary of North Fork
                         Bancorporation, Inc. and North Side
                         Savings Bank.

           99.1          Stock Option Agreement, dated as of July
                         15, 1996, between North Fork
                         Bancorporation, Inc. and North Side
                         Savings Bank.



                                  SIGNATURE

                    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

          Dated:  July 24, 1996

                                   NORTH FORK BANCORPORATION, INC.

                                   By: /s/ Daniel M. Healy
                                   Name:  Daniel M. Healy
                                   Title: Executive Vive President
                                          Chief Financial Officer